                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Oxford Industries, Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           NOTICE AND PROXY STATEMENT

                             ---------------------

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 1, 2001

     The Annual Meeting of Stockholders of Oxford Industries, Inc. will be held at the Company's principal offices, 222 Piedmont Avenue, N.E., Atlanta, Georgia, on Monday, October 1, 2001 at 3:00 p.m., local time, for the following purposes:

          (1) To elect four directors of the Company;

          (2) To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending May 31, 2002; and

          (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on August 15, 2001 will be entitled to receive notice of and to vote at the meeting.

                                           THOMAS C. CHUBB III
                                           Secretary
Atlanta, Georgia
August 30, 2001

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 1, 2001

     This proxy statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Oxford Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on October 1, 2001 and any adjournment thereof. This proxy statement and the accompanying proxy will be first mailed to stockholders on or about August 30, 2001.

     When a proxy is properly completed, signed and returned, the shares it represents will be voted as specified by the stockholder or, if no specifications are made, will be voted "FOR" each of the matters proposed by the Board of Directors in this proxy statement. In addition, the persons named in the proxy will vote the shares in their discretion upon any other matters that may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters proposed in this proxy statement.

     A stockholder may revoke a proxy given pursuant to this solicitation at any time prior to the meeting by delivering to the Secretary of the Company either a written instrument of revocation or a properly signed proxy bearing a later date. In addition, the powers of the persons named in the proxy to vote the stockholder's shares will be suspended if the stockholder is present at the meeting and elects to vote in person.

     Only stockholders of record at the close of business on August 15, 2001 are entitled to receive notice of and to vote at the meeting. Each stockholder is entitled to one vote per share of common stock held on such date. There were 7,480,048 shares outstanding on August 15, 2001.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     The following table shows as of August 15, 2001 the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock, the number of shares beneficially owned by each such person and the percentage of the Company's outstanding common stock represented by such ownership. The nature of each person's beneficial ownership is described in the footnotes to the table.

                                                                 SHARES       PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
NAME AND ADDRESS                                                 OWNED       COMMON STOCK
----------------                                              ------------   ------------
Dimensional Fund Advisors Inc.                                 600,700(1)        8.03%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
J. Hicks Lanier                                                938,220(2)       12.54%
222 Piedmont Avenue, N.E.
Atlanta, GA 30308
SunTrust Banks, Inc.                                           461,158(3)        6.17%
303 Peachtree Street, Suite 1500
Atlanta, GA 30308
WEDGE Capital Management L.L.P.                                769,700(4)       10.29%
2920 One First Union Center
301 South College Street
Charlotte, NC 28202

---------------

(1) Dimensional Fund Advisors Inc. has sole voting and sole investment power with respect to all such shares and disclaims beneficial ownership of all such shares. This information was obtained from a Schedule 13G dated February 2, 2001.
(2) The shares shown as beneficially owned by Mr. J. Hicks Lanier include (i) 242,348 shares held of record by Mr. Lanier with respect to which he has sole voting and sole investment power, (ii) 170,000 shares held by a charitable foundation of which Mr. Lanier is a trustee and with respect to which he has sole voting and sole investment power, (iii) 513,872 shares held by twenty trusts which benefit the late Mr. Sartain Lanier's children (including Mr. Lanier) and grandchildren with respect to which Mr. Lanier has sole voting and sole investment power, and (iv) 12,000 shares which may be acquired within 60 days after August 15, 2001 by the exercise of stock options under the Company's stock option plans. Not included in the table are 205,164 shares held by the estate of Mr. Sartain Lanier which remain to be transferred to the charitable foundation of which Mr. Lanier is a trustee upon probation of Mr. Sartain Lanier's estate.
(3) The shares reported are held by SunTrust Banks, Inc. or its subsidiaries in various fiduciary and agency capacities. SunTrust Bank has sole voting and sole investment power with respect to all such shares. SunTrust Bank has advised the Company that it disclaims beneficial ownership of all such shares.
(4) WEDGE Capital Management L.L.P. has sole voting and sole investment power with respect to all such shares. This information was obtained from a
    Schedule 13G dated January 5, 2001.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows as of August 15, 2001 the number of shares of the Company's common stock beneficially owned by each director, by each nominee for director and by all directors and executive officers as a group, and the percentage of the Company's outstanding common stock represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

                                                                 SHARES       PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
NAME OF BENEFICIAL OWNER                                        OWNED(1)     COMMON STOCK
------------------------                                      ------------   ------------
Ben B. Blount, Jr...........................................      39,022            *
L. Wayne Brantley...........................................      24,727            *
Cecil D. Conlee.............................................       4,000            *
Tom Gallagher...............................................       2,000            *
R. Larry Johnson............................................      27,378            *
J. Hicks Lanier.............................................     938,220(2)     12.54%
J. Reese Lanier.............................................     371,332(3)      4.96%
Knowlton J. O'Reilly........................................      22,000            *
Clarence B. Rogers, Jr......................................       1,000            *
Robert E. Shaw..............................................       1,000            *
Helen B. Weeks..............................................           0            *
E. Jenner Wood III..........................................         500            *
All Directors and Officers as a Group (13 Individuals)......   1,433,279        19.16%

---------------

 *  Less than 1%

(1) Includes all shares which may be acquired within 60 days after August 15, 2001 by the exercise of stock options under the Company's stock option plans as follows: 12,000 shares by Mr. Blount, 12,000 shares by Mr. Brantley, 14,000 shares by Mr. Johnson, 12,000 shares by Mr. J. Hicks Lanier and 10,000 shares by Mr. O'Reilly. Does not include shares beneficially owned by spouses and children of officers and directors, and such officers and directors disclaim beneficial ownership of such shares.
(2) See footnote 2 under "Beneficial Ownership of Common Stock."
(3) The shares shown as beneficially owned by Mr. J. Reese Lanier include (i) 332,741 shares held of record by Mr. Lanier with respect to which he has sole voting and sole investment power and (ii) 38,591 shares held by a charitable foundation with respect to which Mr. Lanier has sole voting and sole investment power.

                            1. ELECTION OF DIRECTORS

     The Company's Board of Directors presently has 10 members. The directors are divided into three classes that are as nearly equal in size as possible and are elected to staggered three-year terms. A director holds office until the annual meeting of stockholders held in the year during which the director's term ends or until a successor is elected and qualified.

     The Board has nominated Ben B. Blount, Jr., Clarence B. Rogers, Jr., Helen Ballard Weeks and E. Jenner Wood III for re-election as Class III Directors to hold office until 2004. If a nominee becomes unable to serve as a director, a proxy may, in the discretion of the person(s) named in the proxy, be voted for a substitute nominee or may not be voted at all. Each nominee has consented to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

     The following table provides information regarding the nominees and the continuing directors:

                                        YEAR FIRST           PRINCIPAL OCCUPATION,
                                         ELECTED              BUSINESS EXPERIENCE,
NAME                                     DIRECTOR           AND OTHER DIRECTORSHIPS          AGE
----                                    ----------          -----------------------          ---
                    NOMINEES -- CLASS III DIRECTORS -- TERMS EXPIRE IN 2004
Ben B. Blount, Jr.                         1987      Mr. Blount has been Executive Vice      62
                                                     President -- Planning, Finance and
                                                     Administration and Chief Financial
                                                     Officer of the Company since 1995.
Clarence B. Rogers, Jr.                    1995      Mr. Rogers became Chairman of the       71
                                                     Executive Committee of Equifax Inc. in
                                                     May of 1999. He was Chairman of the
                                                     Board of Equifax Inc. from January
                                                     1996 until May 1999. He was Chairman
                                                     and Chief Executive Officer of Equifax
                                                     Inc. from October 1992 until December
                                                     1995. Mr. Rogers is a director of
                                                     Equifax Inc., Sears, Roebuck & Co.,
                                                     Dean Witter, Briggs & Stratton
                                                     Corporation, ChoicePoint, Inc. and
                                                     Morgan Stanley.
Helen Ballard Weeks                        1998      Ms. Weeks founded Ballard Designs,      47
                                                     Inc., a home furnishing catalog
                                                     business, in 1983. She presently
                                                     serves as its Chief Executive Officer.
E. Jenner Wood III                         1995      Mr. Wood became Chairman, President     50
                                                     and Chief Executive Officer of Sun
                                                     Trust Bank, Georgia in March 2001. Mr.
                                                     Wood served as Executive Vice
                                                     President of SunTrust Banks, Inc. from
                                                     1994 until 2001. Mr. Wood is a
                                                     director of Cotton States Life
                                                     Insurance Co., Cotton States Mutual
                                                     Insurance Co., Crawford & Company and
                                                     Georgia Power Company.

                    CONTINUING -- CLASS I DIRECTORS -- TERMS EXPIRE IN 2002
Cecil D. Conlee                            1985      Mr. Conlee is Chairman of CGR           65
                                                     Advisors, a real estate advisory
                                                     company, and has held this position
                                                     since 1990. He is also a director of
                                                     Central Parking Corporation.
J. Reese Lanier(1)                         1974      Mr. Lanier is self-employed in farming  58
                                                     and related businesses and has had
                                                     this occupation for more than five
                                                     years.

                                        YEAR FIRST           PRINCIPAL OCCUPATION,
                                         ELECTED              BUSINESS EXPERIENCE,
NAME                                     DIRECTOR           AND OTHER DIRECTORSHIPS          AGE
----                                    ----------          -----------------------          ---
Knowlton J. O'Reilly                       1987      Mr. O'Reilly has been Group Vice        61
                                                     President of the Company since 1978.

                    CONTINUING -- CLASS II DIRECTORS -- TERMS EXPIRE IN 2003
Tom Gallagher                              1991      Mr. Gallagher is President of Genuine   53
                                                     Parts Company, a distributor of
                                                     automotive replacement parts,
                                                     industrial products, office supplies
                                                     and electrical and electronic parts,
                                                     and has held this position since 1990.
                                                     He is also a director of Genuine Parts
                                                     Company, National Services Industries,
                                                     Inc., STI Classic Funds and STI
                                                     Classic Variable Trust.
J. Hicks Lanier(1)                         1969      Mr. Lanier has been President of the    61
                                                     Company since 1977. In 1981, he was
                                                     elected Chairman of the Board of the
                                                     Company. He is also a director of
                                                     Crawford & Company, West Point
                                                     Stevens, Inc., Genuine Parts Company
                                                     and SunTrust Bank, Georgia.
Robert E. Shaw                             1991      Mr. Shaw is Chairman of the Board and   70
                                                     Chief Executive Officer of Shaw
                                                     Industries, Inc., a manufacturer and
                                                     seller of carpeting to retailers and
                                                     distributors.

---------------

(1) J. Hicks Lanier and J. Reese Lanier are cousins.

             BOARD AND COMMITTEE MEETINGS AND DIRECTOR COMPENSATION

     During the 2001 fiscal year, the Board of Directors met four times, and each director attended at least 75% of the aggregate meetings of the Board and the committees on which the director served. Non-employee directors received quarterly fees for services of $5,000 and a meeting fee of $1,000 for each Board or committee meeting attended.

NOMINATING COMMITTEE

     The Nominating Committee recommends to the Board of Directors nominees for election as director. The members of the Nominating Committee are Cecil D. Conlee, Tom Gallagher, Helen Ballard Weeks and E. Jenner Wood III. The Nominating Committee did not meet during the 2001 fiscal year.

AUDIT COMMITTEE

     The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the Company's independent auditors, the Director of the Company's internal audit department and other members of Company management. The members of the Audit Committee are Cecil D. Conlee, J. Reese Lanier and E. Jenner Wood III. The Audit Committee met twice during the 2001 fiscal year.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors currently has three members, each of whom is an independent director under the rules of the New York Stock Exchange. The Committee operates under the written charter included as Appendix A to this proxy statement. The Committee reviews the Company's financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Committee has reviewed and discussed the Company's audited financial statements contained in the Annual Report on Form 10-K for fiscal 2001 with the Company's management and the independent auditors.

     The Company's management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for auditing the Company's financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures provided to the Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee has also considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence.

     The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Cecil D. Conlee, Chairman
J. Reese Lanier
E. Jenner Wood III

STOCK OPTION AND COMPENSATION COMMITTEE

     The Stock Option and Compensation Committee administers the Company's stock option and restricted stock plans, determines the compensation of the Company's Chief Executive Officer and approves the compensation of the Company's other executive officers. The members of the Stock Option and Compensa-tion Committee are Clarence B. Rogers, Jr., Robert E. Shaw and Helen Ballard Weeks. The Stock Option and Compensation Committee met once during the 2001 fiscal year.

                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT

     The Stock Option and Compensation Committee of the Board of Directors currently has three members, each of whom is an independent, non-employee director. The Committee administers the Company's stock option and restricted stock plans. The Committee also determines the compensation of the Company's Chief Executive Officer and approves the compensation of the other executive officers. The Committee meets formally once each year and may have informal telephone meetings at other times during the year.

  Compensation Policy

     The Company's compensation policy is to pay for performance. Compensation practices for all executives, including the executive officers, are designed to encourage and reward the achievement of the Company's objectives. The achievement of these objectives should enhance stockholder value.

  Executive Compensation Program

     The Company's executive compensation program has three elements. Those elements are base salary, short-term incentive compensation in the form of annual cash bonuses and long-term incentive awards in the form of stock option grants. These elements comprise virtually all of the compensation of the Company's executives.

     Base Salary. Each position in the Company is assigned a job grade based on the responsibilities of the position. For each job grade, a salary range is determined based on compensation surveys. An individual's salary is determined by the person's job grade and individual performance. The Company's executive officers set the salary of each executive. The Chief Executive Officer sets the salaries of all other executive officers, and the Committee sets the salary of the Chief Executive Officer.

     Short-term Incentive Compensation. Each executive officer, including the Chief Executive Officer, participates in the Company's Management Bonus Program. This program is designed to encourage the achievement of the Company's profit objectives by rewarding executives when these objectives are met or exceeded. At the beginning of each fiscal year, a target bonus level is established for each employee eligible to participate in the Management Bonus Program. In addition, a "threshold" return on net assets ("RONA"), a "target" RONA and a "maximum" RONA are established for each business unit and the Company as a whole.

     The threshold RONA must be met before any bonus is earned. If a business unit's RONA for the fiscal year equals or exceeds the threshold RONA, and if other requirements of the bonus plan are met, eligible participants will earn a bonus. The bonus amount increases as the business unit's RONA increases above the threshold RONA, up to the maximum RONA. Also, if the threshold RONA is met or exceeded, the bonus for the business unit is adjusted upward or downward to reflect the business unit's sales increase or decrease. Each RONA level may be adjusted by up to plus or minus 25% for the applicable business unit's sales increase or decrease from the prior year. Finally, if the threshold RONA is met or exceeded, an individual may receive an additional bonus amount based on his or her individual accomplishments. This individual performance element cannot exceed one hundred percent of the individual's earned bonus.

     Messrs. Lanier, Blount, and the Company's Group Vice Presidents set the target bonus levels for all other executives and approve individual performance bonuses. Mr. Lanier, with the approval of the Committee, determines the bonus targets and individual performance bonuses for Mr. Blount and the Group Vice Presidents. The bonus paid to Mr. Blount and the corporate staff is based on the Company's overall RONA. The bonus paid to the Group Vice Presidents, Messrs. Brantley, Johnson and O'Reilly, and to other executives is based on the RONA for the executive's business unit or business units.

     Long-term Incentive Compensation. The Company's long-term incentive compensation program currently consists of grants of nonqualified stock options. The Committee generally grants stock options on an annual basis, with the option price for the stock options set at the current fair market value of the Company's common stock. The size of the stock option grants are based on the individual's level of responsibility within the Company, and individuals within the same job grade generally receive similar stock option awards. Stock option grants are generally subject to a five-year vesting schedule. The Committee believes that stock option grants more closely align the interests of executives with those of the Company's shareholders, as executives do not receive value from a grant unless the Company's stock price increases.

  Compensation of the Company's Chief Executive Officer

     In reviewing Mr. Lanier's base salary, the Committee took into account the Company's financial performance relative to the results of other publicly traded apparel companies. The Committee reviewed the strategic actions taken by Mr. Lanier to improve the future profitability and growth prospects of the Company, including the re-alignment of the Oxford Shirt Group's management structure and the continuing transition of manufacturing activities to offshore locations. The Committee also considered Mr. Lanier's role in the implementation of information and manufacturing systems to improve customer service and delivery performance. The Committee then reviewed the salary increases being given to the Company's other executive officers. Based on its assessment of these factors, the Committee increased Mr. Lanier's annual base salary by 4.0% to $475,280 effective August 1, 2001. (The Committee notes that, in addition to base salary, Mr. Lanier participates in some Company-provided benefit programs such as life insurance, the Executive Savings Program and the Non-Qualified Deferred Compensation Plan which increase total base compensation as reported in the Executive Compensation Table.)

     For the fiscal year ending on June 1, 2001, Mr. Lanier's target bonus amount under the Company's Management Bonus Program was $227,100. Based on the Company's results for fiscal 2001, Mr. Lanier's earned bonus was $12,717.60. In addition to his earned bonus, Mr. Lanier was eligible to receive an individual performance bonus in a range from 0 to 100% of his earned bonus. In determining the amount of this individual performance bonus, the Committee considered the factors described above with respect to base salary, as well as the individual performance bonuses being given to the other executive officers of the Company. Based on these considerations, the Committee awarded Mr. Lanier an individual performance bonus of 60% of his earned bonus, or $7,630.56, for a total bonus of $20,348.16 for fiscal year 2001.

     The Committee determined that Mr. Lanier's target bonus for fiscal 2002 is $236,200, an increase of 4% over the preceding year. The Committee will continue to have the discretion to award Mr. Lanier an individual performance bonus of up to 100% of his formula-derived bonus. When considering the amount, if any, of such an individual performance bonus, the Committee will evaluate the Company's sales, earnings and return on net assets, its total return to stockholders, the Company's relative performance compared to other apparel companies and Mr. Lanier's achievements during the year.

     In July 2001, the Committee awarded stock options to the Company's executive officers and other executives. Mr. Lanier was granted an award of options for 5,000 shares of the Company's common stock. The Committee believes that this and previous stock option grants provide incentive for Mr. Lanier to maximize the Company's performance to the benefit of all shareholders.

  Code Section 162(m) Implications for Executive Compensation

     It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code of 1986. This Section limits the Company's annual deduction to $1,000,000 for compensation paid to its chief executive officer and to the next four most highly compensated executives of the Company. Certain compensation that qualifies as performance-based or that meets other requirements under the Code may be exempt from the Code Section 162(m) limit. In that regard, the Committee continues to carefully consider the impact of that tax code provision. Given the Company's current level of executive compensation, no further action is required at this time.

  Conclusion

     The Committee believes that the Company's executive compensation program is competitive and provides the appropriate mix of incentives to achieve the goals of the Company. The achievement of these goals should enhance the profitability of the Company and provide sustainable value to the Company's stockholders.

Respectfully submitted,

Robert E. Shaw, Chairman
Clarence B. Rogers, Jr.
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Tom Gallagher, President of Genuine Parts Company, serves as director of the Company. Mr. Hicks Lanier serves as a director of Genuine Parts Company and is a member of its Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SunTrust Banks, Inc. and its subsidiaries are principal stockholders of the Company (see "Beneficial Ownership of Common Stock -- Principal Stockholders" above). Mr. E. Jenner Wood III was Chairman, President and Chief Executive Officer of Sun Trust Bank, Georgia at the end of the 2001 fiscal year. During that year, SunTrust Bank made loans to the Company under both a line of credit arrangement and a revolving accounts receivable securitization program. SunTrust Bank also issued letters of credit on the Company's behalf. The maximum amount of loans and letters of credit outstanding under these arrangements at any time during the 2001 fiscal year was approximately $67,551,750.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses compensation awarded, earned or paid to the Company's Chief Executive Officer and its four other highest-paid executive officers during the three preceding fiscal years:

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                        ----------------------------------
                                                         AWARD       AWARD        PAYOUT
                                         ANNUAL         --------   ----------   ----------
                                     COMPENSATION($)     STOCK     RESTRICTED   LONG-TERM
                                    -----------------   OPTIONS      STOCK      INCENTIVE        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS    (SHARES)      ($)       PAYOUTS($)   COMPENSATION(1)($)
---------------------------  ----   -------   -------   --------   ----------   ----------   ------------------
J. Hicks Lanier              2001   469,460    20,348    10,000           0           0            17,146
  Chairman of the Board &    2000   468,258   177,555    10,000           0           0             7,107
  Chief Executive Officer    1999   451,427   256,348    10,000           0           0             7,263
Ben B. Blount, Jr.           2001   389,975     9,569    10,000           0           0            14,320
  Executive Vice President   2000   382,293    83,475    10,000           0           0             7,742
  & Chief Financial Officer  1999   370,887   120,000    10,000           0           0             7,625
L. Wayne Brantley            2001   294,607    42,526    10,000           0           0             5,574
  Group Vice President       2000   278,974    47,845    10,000           0           0             4,612
                             1999   265,664    17,500    10,000           0           0             4,286
R. Larry Johnson             2001   252,669    59,757     7,500           0           0            11,999
  Group Vice President       2000   248,126     5,780     7,500           0       7,622             6,526
                             1999   242,450    60,000     7,500           0       7,622             4,781
Knowlton J. O'Reilly         2001   411,303    59,466    10,000           0           0             5,987
  Group Vice President       2000   395,972   305,100    10,000           0           0             5,931
                             1999   365,248   194,205    10,000      18,295           0             7,312

---------------

(1) All other compensation includes Excess Group Life Insurance in the amounts of $6,794 for Mr. Lanier, $5,620 for Mr. Blount, $2,659 for Mr. Brantley, $3,540 for Mr. Johnson and $5,654 for Mr. O'Reilly. It also includes the Company's share of Split Dollar Life Insurance in the amounts of $333 for Mr. Lanier, $373 for Mr. Blount, $267 for Mr. Brantley, $367 for Mr. Johnson and $333 for Mr. O'Reilly. It also includes matching contributions to the Company's Retirement Savings Plan in the amounts of $2,648 for Mr. Lanier, $2,648 for Mr. Blount, $2,648 for Mr. Brantley and $2,648 for Mr. Johnson. Finally, it includes matching contributions to the Company's Non-Qualified Deferred Compensation Plan in the amounts of $7,371 for Mr. Lanier, $5,679 for Mr. Blount and $5,444 for Mr. Johnson.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted in the fiscal year to the named executive officers. None of the named executive officers were granted stock appreciation rights.

                                                                                              POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                -----------------------------------------------------------   RATES OF STOCK PRICE
                                NUMBER OF      PERCENT OF                                       APPRECIATION FOR
                                SECURITIES      OPTIONS                                            OPTION TERM
                                UNDERLYING     GRANTED TO     EXERCISE OR                     ---------------------
                                 OPTIONS       EMPLOYEES      BASE PRICE                        5%($)      10%($)
NAME                            GRANTED(#)   IN FISCAL YEAR     ($/SH)      EXPIRATION DATE   ($28.10)    ($44.74)
----                            ----------   --------------   -----------   ---------------   ---------   ---------
J. Hicks Lanier                   10,000          7.86%          17.25       July 10, 2010     108,500     274,900
Ben B. Blount, Jr.                10,000          7.86           17.25       July 10, 2010     108,500     274,900
L. Wayne Brantley                 10,000          7.86           17.25       July 10, 2010     108,500     274,900
R. Larry Johnson                   7,500          5.89           17.25       July 10, 2010      81,375     206,175
Knowlton J. O'Reilly              10,000          7.86           17.25       July 10, 2010     108,500     274,900

                         AGGREGATED OPTION EXERCISES IN
                              LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises in fiscal 2001 by the named executive officers and the value of their unexercised options on June 1, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                        NUMBER OF SHARES        UNEXERCISED
                                              SHARES                 UNDERLYING UNEXERCISED    IN-THE-MONEY
                                             ACQUIRED      VALUE           OPTIONS AT           OPTIONS AT
                   NAME                     ON EXERCISE   REALIZED      FISCAL YEAR-END       FISCAL YEAR-END
                   ----                     -----------   --------   ----------------------   ---------------
                                                                          EXERCISABLE/         EXERCISABLE/
                                                                         UNEXERCISABLE         UNEXERCISABLE
J. Hicks Lanier                                    0            0            26,000               $78,800
                                                                             29,000                64,100
Ben B. Blount, Jr.                                 0            0            21,000                59,100
                                                                             29,000                64,100
L. Wayne Brantley                                  0            0            26,000                78,800
                                                                             29,000                64,100
R. Larry Johnson                                   0            0            14,500                39,400
                                                                             23,000                53,000
Knowlton J. O'Reilly                          20,000      $80,300             6,000                     0
                                                                             29,000                64,100

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's stock against the cumulative total return of (i) the S&P Retail -- Apparel Index, (ii) the S&P Textile -- Apparel Index, (iii) the S&P 500 Index and (iv) the S&P SmallCap 600 Index for a period of five years beginning May 31, 1996 and ending June 1, 2001. In order to more accurately reflect the Company's performance in comparison with its peers, the Company will compare its cumulative total shareholder return in future performance graphs with that of the S&P Textile -- Apparel Index and the S&P SmallCap 600 Index. For purposes of the transition, the S&P
Retail -- Apparel Index and the S&P 500 Index are included in the following graph. The performance graph assumes an initial investment of $100 and reinvestment of dividends.

                              OXFORD INDUSTRIES,     S & P RETAIL -      S & P TEXTILE -                         S & P SMALLCAP
                                     INC.                APPAREL             APPAREL            S & P 500              600
                              ------------------     --------------      ---------------        ---------        --------------
6/96                                  $100                $100                $100                $100                $100
6/97                                  $138                $105                $128                $129                $112
6/98                                  $204                $177                $153                $169                $139
6/99                                  $167                $284                $111                $205                $129
6/00                                  $ 97                $244                $ 84                $226                $147
6/01                                  $142                $228                $ 95                $202                $167

                           2. APPOINTMENT OF AUDITORS

     Acting on the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as auditors for the current year. Arthur Andersen LLP has served as auditors for the Company since 1986. The Board of Directors considers such accountants to be well qualified and recommends that the stockholders vote to ratify their appointment. Stockholder ratification of the appointment of auditors is not required by law; however, the Board of Directors considers the solicitation of stockholder ratification to be in the Company's and stockholders' best interests.

     In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Arthur Andersen LLP, it is contemplated that the appointment of Arthur Andersen LLP for the fiscal year ending May 31, 2002 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select other auditors for the following year. A representative of Arthur Andersen LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to questions from stockholders.

                             FEES PAID TO AUDITORS

     Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended June 1, 2001 were $260,500.

     Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not render to the Company professional services related to financial information systems design and implementation for the fiscal year ended June 1, 2001.

     All Other Fees. The aggregate fees billed by Arthur Andersen LLP for the fiscal year ended June 1, 2001 for non-audit services rendered to the Company were $17,500.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the fiscal year ended June 1, 2001, including consolidated financial statements, has been mailed to stockholders.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company is supplying brokers, dealers, banks and voting trustees, or their nominees, with copies of this proxy statement and of the 2001 Annual Report for the purpose of soliciting proxies from beneficial owners of the Company's common stock, and the Company will reimburse such brokers and other record holders for their reasonable out-of-pocket expenditures made in such solicitation. Proxies may be solicited by employees of the Company by mail, telephone, telegraph and personal interview. The Company does not presently intend to pay compensation to any individual or firm for the solicitation of proxies. If management should deem it necessary and appropriate, however, the Company may retain the services of an outside individual or firm to assist in the solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals to be included in the 2002 proxy materials and to be voted upon at the 2002 Annual Meeting must do so by May 2, 2002. Any such proposal should be presented in writing to the Secretary of the Company at the Company's principal offices.

                                 OTHER MATTERS

     The minutes of the Annual Meeting of Stockholders held on October 2, 2000 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes. The Board of Directors knows of no other matters to be brought before the meeting. If any other matters should come before the meeting, however, the persons named in the proxy will vote such proxy in accordance with their discretion on such matters.

                                          Thomas C. Chubb III
                                          Secretary

                                                                       EXHIBIT A

                            OXFORD INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities include (i) monitoring the integrity of the Company's financial reporting processes and systems of internal controls, (ii) monitoring the Company's compliance with applicable laws and regulations, (iii) monitoring the independence and performance of the Company's independent auditors and internal audit department and (iv) providing an avenue of communication among Company management, the independent auditors, the internal audit department and the Board of Directors.

ORGANIZATION

     The Committee shall be appointed by and shall report to the Board of Directors. The Committee shall consist of three or more members, as determined by the Board of Directors, each of whom shall meet the requirements of the New York Stock Exchange regarding audit committee members. The Committee Chair shall have the authority to act on behalf of the full Committee. If the Board of Directors does not designate a Committee Chair or if the Chair is not present, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Committee shall meet at least twice annually and shall determine whether circumstances dictate additional meetings. At each such meeting, the Committee shall hold a private session with the independent auditors and, if the Committee desires, one or more representatives of the Company's internal audit department. Other than employees of the internal audit department, no employee of the Company shall be present at such private session.

AUTHORITY

     The Committee shall have the authority to conduct any investigation appropriate to fulfilling the responsibilities set forth in this Charter and shall have direct access to the Company's independent auditors, the Director of the Company's internal audit department and other members of Company management. The Committee shall have the authority to retain, at the Company's expense, any special legal, accounting or other consultants that it deems necessary or helpful to the performance of its responsibilities. The Committee shall also have the authority to select, evaluate and replace the Company's independent auditors and the Director of the Company's internal audit department.

RESPONSIBILITIES

     The Committee's responsibilities shall include the following:

  Review Procedures

     1. Review and assess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the Charter published in the proxy statement in accordance with SEC requirements.

     2. Review the Company's annual audited financial statements prior to filing or distribution. The review will include discussion with Company management and the independent auditors of significant issues regarding accounting principals, practices and judgments, as well as any matters presented for discussion by the independent auditors or the Company's internal audit department. Review and, at the Committee's discretion, discuss with Company management and the independent auditors the Company's quarterly financial statements prior to filing or distribution.

     3. In consultation with Company management, the independent auditors and the internal audit department, help to ensure the integrity of the Company's financial reporting processes and controls.

  Independent Auditors

     1. Review the independence and performance of the independent auditors and annually, or earlier if warranted, recommend to the Board of Directors the appointment and/or discharge of the independent auditors, with such auditors to be ultimately responsible to the Committee and the Board of Directors.

     2. Approve the fees and other significant compensation to be paid to the independent auditors.

     3. Pre-approve any non-audit services by the independent auditors if the total payment to the independent auditors for non-audit services performed during the current fiscal year, including the estimated fee for the proposed services, would exceed fifty percent (50%) of the Company's audit fee for the preceding fiscal year.

     4. On an annual basis (i) ensure that the independent auditors submit to the Committee a formal written statement detailing all relationships between the auditors and the Company, (ii) discuss with the independent auditors any disclosed relationships or services that may impact the auditors' objectivity and independence and (iii) recommend that the Board take appropriate action in response to the auditors' report to satisfy itself of the auditors' independence.

  Internal Audit Department

     1. Review the independence, appointment, performance and replacement of the Director of the internal audit department, with such Director to be ultimately responsible to the Committee and the Board of Directors.

     2. At least annually review and approve the internal audit department's work schedule, staffing plan and financial budget.

     3. Review the internal audit department's report on the status of work conditions (as related to health and safety) at Company locations and contractor facilities annually.

     4. Review with the director of the internal audit department significant audit findings and recommendations.

     5. Meet with the director of the internal audit department periodically in executive session to review issues that may require independence from Company management.

  Other Responsibilities

     1. Annually prepare a report to shareholders for inclusion in the Company's proxy statement as required by the SEC.

     2. Perform any other activities consistent with this Charter and governing law that the Committee or Board of Directors deems necessary or appropriate.

     3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

     The Committee is responsible for the duties set forth in this Charter but is not responsible for either the preparation of the Company's financial statements or the auditing of those financial statements. Company management has the responsibility of preparing the financial statements and implementing internal controls, and the independent auditors have the responsibility of auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Committee is not intended to be of the same quality as the audit performed by the independent auditors. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible so that it can best react to a changing environment.

                            OXFORD INDUSTRIES, INC.

            PROXY - ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 1, 2001

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned appoints J. HICKS LANIER, BEN B. BLOUNT, JR. and THOMAS C. CHUBB III, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of the common stock of Oxford Industries, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, October 1, 2001, at 3:00 p.m., local time, at the principal offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said persons are directed to vote as follows, and otherwise in their discretion upon any other business:

1. Proposal to elect the four nominees listed below. If a nominee becomes unable to serve, the proxy will be voted for a substitute nominee or will not be voted in the discretion of said persons appointed above.

     [ ] FOR all nominees listed below                [ ] WITHHOLD AUTHORITY
      (except as marked to the contrary*)              to vote for all nominees listed below

   Nominees: Ben B. Blount, Jr., Clarence B. Rogers, Jr., Helen Ballard Weeks and E. Jenner Wood III

*INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending May 31, 2002.

               [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

                    (continued and to be signed on reverse)

   Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  Dated:                  , 2001
                                                    ------------------------

                                                  IMPORTANT: Please date this
                                                  proxy and sign exactly as your
                                                  name or names appear. If
                                                  shares are jointly owned, both
                                                  owners should sign. If signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If signing as a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If signing as a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.